                                   PROSPECTUS
                              CLASS A COMMON SHARES

                              SAND TECHNOLOGY INC.

         This prospectus is part of a registration statement we filed with the Securities and Exchange Commission using a "shelf" registration process. This means:

      - 2,900,000 Class A common shares may be offered and sold from time to time by the selling shareholders identified in this prospectus who originally purchased these shares from us in a private placement transaction in Canada;

      - 263,150 Class A common shares may be offered and sold from time to time by Lakeside Financial Services who received these shares from us in a private placement transaction; and

      - 342,500 Class A common shares may be offered and sold from time to time by Sprott Securities Inc. who will originally receive these shares upon the exercise of warrants.


     We will not receive any proceeds from the sale of shares by the selling shareholders. We will receive proceeds from any exercise by Sprott Securites Inc. of the warrants held by it.

     Our Class A common shares are listed on the NASDAQ National Market under the symbol "SNDT." On December 20, 2000, the last sale price of our Class A common shares on the NASDAQ National Market was US$6 13/16.

     INVESTING IN OUR CLASS A COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.


               The date of this prospectus is December 21, 2000.

                                TABLE OF CONTENTS

                                                                            PAGE
PROSPECTUS SUMMARY..........................................................  3
ABOUT THIS PROSPECTUS.......................................................  3
SAND TECHNOLOGY INC.........................................................  3
THE OFFERING................................................................  3
RISK FACTORS................................................................  4

   Risks Associated With Our Financial Results..............................  4
   Risks Associated With Our Business And Operations........................  5
   Risks Which May Affect The Value Of Your Shares.......................... 11

WHERE YOU CAN GET MORE INFORMATION.......................................... 12
FORWARD-LOOKING STATEMENTS.................................................. 13
ENFORCEMENT OF LEGAL PROCESS................................................ 14
SERVICE OF PROCESS.......................................................... 14
NOTE REGARDING CURRENCY..................................................... 14
RECENT DEVELOPMENTS......................................................... 15
USE OF PROCEEDS............................................................. 16
SELLING SHAREHOLDERS........................................................ 16
PLAN OF DISTRIBUTION........................................................ 17
DESCRIPTION OF SECURITIES................................................... 18
LEGAL MATTERS............................................................... 19
EXPERTS..................................................................... 19

                               PROSPECTUS SUMMARY

     THIS SUMMARY PROVIDES AN OVERVIEW OF SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. BEFORE MAKING YOUR INVESTMENT DECISION, YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING US AND THE CLASS A COMMON SHARES THAT ARE BEING SOLD IN THIS OFFERING. SUCH INFORMATION APPEARS ELSEWHERE IN THIS PROSPECTUS AND IN SELECTED PORTIONS OF OUR ANNUAL REPORT ON FORM 20-F AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL FINANCIAL INFORMATION PROVIDED IN THIS PROSPECTUS IS IN CANADIAN DOLLARS.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement we filed with the United States Securities and Exchange Commission. You should rely only on the information provided in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, Class A common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Class A common shares. Applicable SEC rules may require us to update this prospectus in the future.

                              SAND TECHNOLOGY INC.

     We design, develop, market and support software products that enable users to retrieve content-oriented information from enormous amounts of data, upon demand and without having to design a system which accomplishes only pre-specified requirements. Our software products, known as the "Nucleus Series," are designed to provide an efficient and cost-effective way to make inquiries of large databases. They facilitate the use of data mining, data marts, data warehouses, and on-line analytical processing, thereby enabling effective e-commerce, B2B, B2C, B2E, CRM, supply chain management and other critical web-enabled systems. Our Nucleus products permit more timely and accurate decision processing by desktop, workgroup, departmental and enterprise computing systems turning "business intelligence" into "customer intelligence."

     We were incorporated in 1983 under the Canada Business Corporations Act under the name Sand Technology Systems (Canada) Inc. From 1988 until 1999 we used the name Sand Technology Systems International Inc. On January 1, 2000, we changed our name to Sand Technology Inc.

     Our head office is located at 4141 Sherbrooke Street West, Suite 410, Westmount, Quebec, Canada H3Z 1B8 and our telephone number is (514) 939-3477. Our world-wide web address is www.sandtechnology.com. Information contained on our website should not be considered part of this prospectus.



                                  THE OFFERING

Shares Offered     Up to 3,505,650 Class A common shares which we originally
                   issued to the selling shareholders or which Sprott
                   Securities Inc. may in the future purchase under warrants it holds.

Class A Common     13,137,427 Class A common shares, which does not include
Shares Currently   1,524,495 Class A common shares issuable upon exercise of
Outstanding        outstanding warrants and other purchase rights.

NASDAQ National     SNDT
Market Symbol

Risk Factors        Investing in our Class A common shares involves certain
                    risks. You should carefully consider all the information in this prospectus. In particular, you should read the section entitled "Risk Factors" for a description of certain of the risks you should consider before investing in our shares.


                                  RISK FACTORS

     AN INVESTMENT IN OUR CLASS A COMMON SHARES INVOLVES A SIGNIFICANT DEGREE OF RISK, INCLUDING THE RISKS DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES THAT MAY EXIST. IF ANY OF THE FOLLOWING EVENTS DO OCCUR, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE SERIOUSLY HARMED. THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING THE RISKS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE SECTION ENTITLED "FORWARD-LOOKING STATEMENTS" FOR A FURTHER DISCUSSION OF THESE FACTORS.


RISKS ASSOCIATED WITH OUR FINANCIAL RESULTS

     WE HAVE NOT BEEN PROFITABLE IN OUR LAST THREE FISCAL YEARS AND WE HAVE SOLD SOME OF OUR LIQUID INVESTMENTS AND NON-CORE ASSETS TO FUND OUR BUSINESS OPERATIONS. WE MAY HAVE TO OBTAIN ADDITIONAL FINANCING TO FUND OUR FUTURE OPERATIONS.


     Because we have not been profitable in the past three years, we have had to fund our losses through a combination of sales of our liquid investments and non-core assets. We incurred losses of $906,722 in fiscal 1998, $4,960,964 in fiscal 1999, and $2,866,907 for the fiscal year ended July 31, 2000. We expect to continue to incur losses in the near future and possibly longer. If we are not successful in increasing net revenues, or if there is a material increase in our expenses, we may be unable to achieve profitability in the future. If we do not achieve profitability in the future, we would have to obtain additional financing to fund our operations.


     We plan to increase our operating expenses significantly in the foreseeable future and our operating results will be adversely affected if our revenues do not increase. We must, among other things, obtain market awareness and acceptance of our products, increase the scope of our operations, respond to competitive developments, continue to attract, retain and motivate qualified personnel and continue to commercialize products incorporating advanced technologies. These efforts may prove more expensive than we currently anticipate. We cannot assure you that we will be successful in addressing these risks, and the failure to do so would have a material adverse effect on our business, operating results and financial condition.

     WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO RAISE ANY ADDITIONAL FUNDING NEEDED TO FINANCE OPERATIONS.

     On July 31, 1999, we had cash reserves of $1,009,518. Our cash reserves were $2,387,112 on July 31, 2000. If we do not have sufficient capital to fund our operations, we may be forced to discontinue product development, reduce our sales and marketing efforts or forego attractive businesses opportunities. Any of these outcomes could adversely impact our ability to respond to competitive pressures or prevent us from conducting all or a portion of our planned operations. If our available cash and existing sources of revenue are insufficient to fund our operations, we may need to raise additional funds, and additional financing may not be available on acceptable terms, if at all. If we issue additional equity securities to raise funds, your ownership percentage of Sand will be reduced.

     OUR INABILITY TO ACCURATELY FORECAST OUR RESULTS FROM QUARTER TO QUARTER MAY AFFECT OUR CASH RESOURCES AND RESULT IN WIDE FLUCTUATIONS IN THE MARKET PRICE OF OUR STOCK.

     Our operating results have varied on a quarterly basis in the past and may fluctuate significantly in the future as a result of a variety of factors outside of our control. As a result, we may not be able to accurately predict our necessary cash expenditures during each quarter or obtain timely financing to cover any shortfalls. We also believe that period-to-period comparisons of our operating results may not be meaningful and one should not rely on any such comparisons as an indication of our future performance. In addition, it is likely that in one or more future quarters, our operating results will fall below the expectations of securities analysts and investors. In such event, the trading price of our Class A common shares could be materially harmed.

     THE MARKET PRICE OF OUR CLASS A COMMON SHARES IS LIKELY TO BE VOLATILE, WHICH MAY RESULT IN LITIGATION THAT COULD BE COSTLY AND DIVERT RESOURCES.

     Stock markets have recently experienced extreme price and volume fluctuations, particularly for the shares of technology companies. These fluctuations are often unrelated to the operating performance of particular companies. The broad market fluctuations may adversely affect the market price of our Class A common shares. When the market price of a company's stock drops significantly, shareholders often institute securities class actions lawsuits against that company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

RISKS ASSOCIATED WITH OUR BUSINESS AND OPERATIONS

     BECAUSE WE HAVE A LIMITED OPERATING HISTORY AS A DEVELOPER AND MARKETER OF SOFTWARE, IT MAY BE DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND ITS PROSPECTS.

     Your evaluation of our business will be more difficult because of our limited operating history as a developer and marketer of software. Our prospects are difficult to predict and may change rapidly. When making your investment decision, you should consider the risks, expenses and difficulties that we may encounter or incur as a company now operating in a new and rapidly evolving market, including our substantial dependence on a single line of products and our need to manage expanding operations. Our business strategy may not be successful, and we may not successfully address these risks.

     WE PLAN TO INCREASE OUR DIRECT SALES FORCE.

     We have historically sold our products primarily through a distribution network of value-added resellers, resellers and distributors located in the United States, Canada and the United Kingdom. Direct sales have not played a large role in our past. We intend to increase our direct sales force. This will require additional personnel which will increase our expenses. Competition for sales personnel qualified for these positions is intense. Many of our competitors have substantially greater resources than we do or have dedicated greater resources to hiring qualified sales personnel. In addition, we may experience a significant turnover of our sales force. Turnover tends to slow sales efforts until replacement personnel are recruited and trained. We cannot assure you that we will be able to attract and retain adequate sales and marketing personnel, even after spending significant resources to do so, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

     WE DEPEND ON KEY PERSONNEL AND THE HIRING OF ADDITIONAL PERSONNEL.

     Our success depends to a significant degree upon the continued contributions of our key management, engineering, sales and marketing personnel, many of whom would be difficult to replace. We have an employment contract with and maintain "key person" life insurance on only one employee, Arthur G. Ritchie, our Chairman of the Board, President and Chief Executive Officer. We do not believe the proceeds of Mr. Ritchie's life insurance would adequately compensate us for his loss. We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, sales and marketing, and finance personnel. Competition for such personnel is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel. We have in the past experienced difficulties in hiring highly qualified sales and engineering personnel, and we believe that we may have difficulty in attracting such personnel with equity incentives given that we are a public company. For example, as a result of market forces, companies in the enterprise software industry have historically experienced significant fluctuations in their market valuations. To the extent that our Class A common shares trade at a premium relative to historical industry averages or to other companies in the enterprise software industry, we may experience difficulty in attracting qualified personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel in the future or delays in either hiring required personnel or the rate at which new people become productive, particularly sales personnel and engineers, could have a material adverse effect on our business, operating results and financial condition.

     OUR PRODUCT SALES CYCLE IS LENGTHY.

     The purchase of our products often requires significant, executive-level investment and system design decisions by our customers. Sales take a long time to conclude because we must provide a significant level of education about the use and benefits of our products. We believe that most companies currently are not yet aware of the benefits of enterprise-wide business intelligence solutions or of our products and capabilities, nor have such companies deployed business intelligence solutions on an enterprise-wide basis. Accordingly, the sales cycle associated with the purchase of our enterprise business intelligence products is typically three to nine months in length. During this period, a potential sale is subject to a number of significant risks over which we have little or no control, including customers' budgeting constraints and internal acceptance review procedures. Additionally, the sales cycle for our products in the United Kingdom has historically been, and is expected to continue to be, shorter than the sales cycle in the United States and Canada. However, as we expand into Europe, we expect that the sales cycle will be longer than it has been in the United Kingdom. Based in part upon, among other things, our lengthy sales cycle, we believe that our quarterly revenues and operating results could vary significantly in the future, and that excessive delay in product sales could have a material adverse effect on our business, operating results and financial condition.

     WE MUST CONTINUE TO DEVELOP OUR INDIRECT SALES CHANNELS

     Although we plan to expand our direct sales force, our success in maintaining our indirect channels, value-added resellers, resellers and distributors will determine our ability to achieve revenue growth and improved operating margins on product sales, as well as increased worldwide sales, in the future. Despite the fact that we continue to invest significant resources to develop our indirect channels, we cannot assure you that we will be able to continue to attract and retain additional companies in our indirect channels that will be able to market our products effectively and will be qualified to provide timely and cost-effective customer support and services. We also cannot assure you that we will be able to manage conflicts within our indirect channels or that increasing sales through our indirect channels will not divert management resources and attention from direct sales. In addition, our agreements with companies in our indirect channels do not restrict such companies from distributing competing products, and in many cases may be terminated by either party without cause. We cannot assure you that we will be able to successfully expand our indirect channels or that any such expansion will result in an increase in revenues, and failure to do so could have a material adverse effect on our business, operating results and financial condition.

     WE OPERATE IN A HIGHLY COMPETITIVE MARKET.

     Our market is developing and intensely competitive. It is highly fragmented and characterized by rapidly changing technology and evolving standards. Our current and potential competitors offer a variety of software solutions and generally fall within four categories:

     - vendors of business intelligence software such as Brio Technology, Inc., Cognos, Business Objects, S.A., Seagate, and Andyne;

     - vendors offering alternative approaches to delivering analysis capabilities to users, such as MicroStrategy, Cognos and Business Objects S.A.;

     - database vendors that offer products which operate specifically with their proprietary database, such as Microsoft, IBM, Oracle Corporation or Arbor; and

     - other companies that may in the future announce offerings of enterprise business intelligence solutions.

     Our competitive position in our market is uncertain, due principally to the variety of current and potential competitors and the emerging nature of the market. We have experienced and we expect to experience increased competition from current and potential competitors, many of whom have significantly greater financial, technical, marketing and other resources than we do. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of products than we can. We expect additional competition as other established and emerging companies enter into the business intelligence software market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which could have a material adverse effect on our business, operating results and financial condition.

     Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of our prospective customers. Our current or future indirect channel partners may establish cooperative relationships with our current or potential competitors and limit our ability to sell products through particular distribution channels. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could have a material adverse effect on our ability to enter into new licenses, and maintenance and support renewals for existing licenses, of our products on favorable terms. Competitive pressures may also require us to reduce the price of our products, which could have a material adverse effect on our business, operating results and financial condition.

     We compete primarily on the basis of product features, time to market, ease of use, product performance, product quality, analytical capability, user scalability, open architecture, customer support and price. While we believe we presently compete favorably with respect to each of these factors, our market is evolving at a rapid pace.

     We cannot assure you that we will be able to compete successfully against current and future competitors, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

     AS WE EXPAND BEYOND NORTH AMERICA, WE WILL BE EXPOSED TO CERTAIN RISKS INHERENT IN DOING BUSINESS ON AN INTERNATIONAL LEVEL.

     Sales to customers outside of the United States and Canada, including sales generated by our U.K. subsidiary, represented 0%, 6% and 67% of our total revenue for fiscal 1998, 1999 and 2000, respectively. We have a direct sales office in the United Kingdom.

     A key component of our strategy is our planned expansion into additional international markets. To facilitate this international expansion, we need to localize our products for the additional foreign markets. If the revenues generated by these expanded international operations do not offset the expense of establishing and maintaining these foreign operations, there could be a material adverse effect on our business, operating results and financial condition. To date, we have only limited experience in developing localized versions of our products and marketing and distributing our products internationally. We cannot assure you that we will be able to successfully localize, market, sell and deliver our products in these markets.

     There are also additional risks in doing business on an international level, such as increased difficulty in controlling operating expenses, unexpected changes in regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity, and potentially adverse tax consequences. These risks could adversely impact the success of our international operations. It is important to realize that our international sales are generally denominated and collected in foreign currencies, and we have not historically undertaken foreign exchange hedging transactions to cover the potential foreign currency exposure. In fiscal 2000, we incurred a gain on foreign currency translations from our foreign subsidiaries in an amount of approximately $47,753. We cannot assure you that one or more of these factors will not have a material adverse effect on our future international operations and, consequently, on our business, operating results and financial condition.

     WE CURRENTLY DEPEND ON THE SALE OF THE NUCLEUS PRODUCTS TO GENERATE MOST OF OUR REVENUE AND IF WE ARE UNABLE TO SELL THESE PRODUCTS WE MAY NEVER BECOME PROFITABLE.

     We expect the sale of our Nucleus products to constitute most of our revenue for the foreseeable future. If customers do not purchase these products, we do not currently offer any other products or services that would enable us to become profitable.

     OUR SUCCESS DEPENDS UPON OUR ABILITY TO DEVELOP NEW PRODUCTS THAT MEET CHANGING CUSTOMER REQUIREMENTS RESULTING FROM RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS.

     The market for our products is characterized by rapidly changing technology, evolving industry standards and customer requirements, emerging competition and frequent new product introductions. Our products incorporate a number of advanced technologies, including a proprietary data analysis engine, a distributed architecture, as well as Web access and delivery technology. As a result, we may be required to change and improve our products in response to changes in operating systems, applications, networking and connectivity software, computer and communications hardware, programming tools and computer language technology. As a result, the life cycle of our products is difficult to estimate. Our ability to make such changes and improvements will be affected by our ability to hire and retain highly qualified engineering personnel. In addition, we attempt to establish and maintain partner alliances with influential companies in a variety of core technology areas. Our failure to establish such alliances with leading companies in particular technology areas could have a material adverse effect on our business, operating results and financial condition. We cannot assure you that we can successfully respond to changing technology, identify new product opportunities or develop and bring new products to market in a timely and cost-effective manner.

     We have in the past experienced delays in software development and there can be no assurance that we will not experience delays in connection with our current or future product development activities. In particular, development efforts in the UNIX server environment are complex, and we have in the past encountered delays in developing products for this environment. Delays and difficulties associated with new product introductions or product enhancements could have a material adverse effect on our business, operating results and financial condition. Our failure, for technological or other reasons, to develop and introduce new products and product enhancements on a timely basis that are compatible with industry standards and that satisfy customer requirements would have a material adverse effect on our business, operating results and financial condition.

     In addition, we or our competitors may announce enhancements to existing products, or new products embodying new technologies, industry standards or customer requirements that have the potential to supplant or provide lower cost alternatives to our existing products. The introduction of such enhancements or new products could render our existing products obsolete and unmarketable. We cannot assure you that the announcement or introduction of new products by us or our competitors or any change in industry standards will not cause customers to defer or cancel purchases of existing products, which could have a material adverse effect on our business, operating results and financial condition. Furthermore, introduction by us of products with reliability, quality or compatibility problems could result in reduced orders, delays in collecting accounts receivable and additional service costs. The failure to introduce a new product or product enhancement on a timely basis could delay or hinder market acceptance. Research and development efforts may require us to expend significant capital and other resources. Any such event could have a material adverse effect on our business, operating results and financial condition.

     WE DEPEND ON THE EMERGING MARKET FOR ENTERPRISE BUSINESS INTELLIGENCE AND WE CANNOT BE ASSURED OF MARKET ACCEPTANCE OF ENTERPRISE BUSINESS INTELLIGENCE PRODUCTS.

     We are focusing our selling efforts increasingly on larger, enterprise-wide implementations of our products, and we expect such sales to constitute an increasing portion of our future revenue growth, if any. To date, our selling efforts have resulted in limited enterprise-wide implementations of our products. We believe that most companies currently are not yet aware of the benefits of enterprise-wide business intelligence solutions or of our products and capabilities, nor have such companies deployed business intelligence solutions on an enterprise-wide basis. While we have devoted resources to promoting market awareness of our products and the needs our products address (including training our sales personnel and demonstrating our products at industry conferences and trade shows), we cannot assure you that these efforts will be sufficient to build market awareness of the need for enterprise business intelligence or acceptance of our products. Failure of a significant market for enterprise business intelligence products to develop, or failure of enterprise-wide implementations of our products to achieve broad market acceptance, would have a material adverse effect on our business, operating results and financial condition.

     AS A RESULT OF THEIR COMPLEXITY, OUR PRODUCTS MAY CONTAIN UNDETECTED ERRORS, FAILURES OR VIRUSES AND WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS FOR SUCH DEFECTS.

     Despite our testing of new products and their use by current and potential customers when first introduced or new enhancements are released, we cannot assure you that there will be no defects or errors in new products or enhancements after we commence commercial shipments. Although we have not experienced material adverse effects resulting from any such defects and errors to date, we cannot assure you that defects and errors will not be found in new products or enhancements after we commence commercial shipments, resulting in loss of revenues, delay in market acceptance or damage to our reputation, which could have a material adverse effect upon our business, operating results and financial condition. While our license agreements with our customers typically contain provisions designed to limit our exposure for potential claims based on errors or malfunctions of our products, it is possible, however, that these provisions may not be effective under the laws of certain jurisdictions. Although we have not experienced any product liability claims to date, the sale and support of our products entails the risk of such claims. Although we carry insurance against product liability risks, we cannot assure you that such insurance would be adequate to cover a potential claim. A product liability claim brought against us could have a material adverse effect on our business, operating results and financial condition.

     THERE IS LIMITED PROTECTION OF OUR PROPRIETARY RIGHTS.

     We currently rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We also believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We currently have five United States patents and one patent application. We cannot assure you that our patent application will result in the issuance of a patent, or that our patents or our patents applications, if granted, will not be invalidated, circumvented or challenged, or that the rights granted thereunder will provide competitive advantages to us or that any of our future patent applications, if any, will be issued with the scope of the claims sought by us, if at all. Furthermore, we cannot assure you that others will not develop technologies that are similar or superior to our technology or design around any patent that may come to be owned by us. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, we can expect software piracy to be a persistent problem.

     In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States and Canada. There can be no assurance that our means of protecting our proprietary rights in North America or abroad will be adequate or that competitors will not independently develop similar technology. We have entered into source code escrow agreements with a number of our customers and indirect channel partners requiring release of source code under certain conditions. Such agreements provide that such parties will have a limited, non-exclusive right to use such code in the event that there is a bankruptcy proceeding by or against us, if we cease to do business or, in some cases, if we fail to meet our contractual obligations. The provision of source code escrows may increase the likelihood of misappropriation by third parties.

     Although we are not currently aware of any claims asserted by third parties that we infringe on their intellectual property, in the future, we expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In the event of a successful claim of product infringement against us and our failure or inability to license the infringed or similar technology, our business, operating results and financial condition would be materially adversely affected.

     Finally, in the future, we may rely upon certain software that we may license from third parties, including software that may be integrated with our internally developed software and used in our products to perform key functions. We cannot assure you that these third-party software licenses will be available to us on commercially reasonable terms or indeed that their suppliers will remain in business. Our inability to obtain or maintain any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated, which could have a material adverse effect on our business, operating results and financial condition.

RISKS WHICH MAY AFFECT THE VALUE OF YOUR SHARES

     SHARES ELIGIBLE FOR FUTURE SALE.

     Sales of a substantial number of shares of our Class A common shares and Class B shares in the public market following this offering could adversely affect the market price for our shares.

     THE EXERCISE OF EXISTING OUTSTANDING WARRANTS AND OPTIONS AND THE NUMBER OF SHARES AVAILABLE FOR FUTURE ISSUANCE MAY SUBSTANTIALLY DILUTE THE VALUE OF OUR CLASS A COMMON SHARES.

     We are authorized to issue an unlimited number of Class A common shares, of which 13,137,427 shares were outstanding on December 20, 2000, and we have reserved an additional 1,524,495 Class A common shares for future issuance. The issuance of these authorized or reserved shares could substantially dilute the equity interest of our existing shareholders and could result in a significant decrease to the market price of our Class A common shares. As of December 20, 2000, we have issued warrants and granted options and rights to purchase:

     - 589,995 Class A common shares upon exercise of warrants at a prices ranging from US$5.678 to US$10.00 per share; and

     - 934,500 Class A common shares to directors, officers, employees and consultants upon exercise of options and similar arrangements at prices ranging from US$0.66 to US$8.63 per share.

     We are also authorized to issue an unlimited number of Class B shares, without par value, none of which are outstanding as of the date of this prospectus.

     THE PRICE OF OUR CLASS A COMMON SHARES ON THE NASDAQ NATIONAL MARKET HAS BEEN AND CONTINUES TO BE VOLATILE.


     The trading price of our Class A common shares on the NASDAQ National Market has been and continues to be volatile. During the past twelve months our stock price has ranged from a high of US$12 to a low of US$3.125. The market price may be affected by, among other things, announcements of new products by our competitors, fluctuations in our operating results and changes in our financial position.


     OUR CLASS A COMMON SHARES HAVE A LIMITED MARKET AND MAY BE ADVERSELY AFFECTED BY THE INFLUX INTO THE MARKET OF THE SHARES COVERED BY THIS PROSPECTUS.

     The trading market for our Class A common shares may be adversely affected by the influx into the market of the Class A common shares covered by this prospectus. Although it is impossible to predict market influences and prospective values for securities, it is possible that, in and of itself, the increase in the number of shares available for public sale could have a depressive effect on the market and the price of our Class A common shares.

     INVESTORS MAY HAVE DIFFICULTY STARTING LEGAL PROCEEDINGS AND ENFORCING JUDGMENTS AGAINST US AND OUR DIRECTORS AND OFFICERS.

     We are incorporated in Canada, a majority of our directors and officers live in Canada, and most of our assets are located in Canada. As a result, it may be more difficult for investors to serve legal documents, including claims upon non-United States resident directors and officers or to enforce judgements of United States courts. Accordingly, investors may be unable to subject us, or our non United States directors or officers or experts named in this prospectus to liability based upon the civil liability provisions of the federal securities laws of the United States, in actions in Canadian courts.

     EXISTING STOCKHOLDERS WILL CONTINUE TO EXERCISE EFFECTIVE CONTROL OVER US.

     Upon consummation of this offering, our executive officers and directors, together with entities affiliated with such individuals, will beneficially own approximately 25.8% of our Class A common shares. Arthur G. Ritchie, our Chairman of the Board, President and Chief Executive Officer and a director of Sand, will beneficially own approximately 15.2% of Sand's Class A common shares, and his wife, Susan Waxman will beneficially own approximately 0.6% of Sand's Class A common shares. Jerome Shattner, President of one of our United States subsidiaries, will beneficially own 7.8% of our Class A common shares. These shareholders may, as a practical matter, continue to be able to control the election of a majority of Sand's directors and the determination of all corporate actions after this offering. This concentration of ownership could have the effect of delaying or preventing a change in control of Sand.

     OUR ABILITY TO ISSUE CLASS B SHARES COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US TO THE DETRIMENT OF HOLDERS OF CLASS A COMMON SHARES.

     Our articles of incorporation authorize our board of directors to issue, at its discretion, an unlimited number of Class B shares. If issued, the Class B shares may make it difficult for a third party to acquire control of us, even if a change in control would be beneficial to our shareholders. Our board has the authority to attach special rights, including voting or dividend rights, to the Class B shares. However, the voting rights of a Class B share cannot exceed those of a Class A common share. Class B shareholders who possess these rights could make it more difficult for a third party to acquire our company.

                       WHERE YOU CAN GET MORE INFORMATION

     We file annual reports and other information with the SEC. You may read and copy any of these documents at the SEC's Public Reference Room at 450 Fifth Street NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

     We have filed with the SEC a registration statement on Form F-3 to register the Class A common shares being offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information about us and our Class A common shares, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents discussed below.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update or supersede that information.

     This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

         We incorporate by reference the documents listed below:

       - Annual report on Form 20-F for the fiscal year ended July 31, 2000, as amended by our Form 20-F/A dated September 29, 2000;

       -       Form 6-K Report dated December 21, 2000; and

       - All annual reports on Form 20-F, any reports on Forms 10-Q and 8-K and certain reports on Form 6-K (which shall state that they are being incorporated by referenced into this Prospectus) which we file with the SEC after the date of this Prospectus and prior to the sale of all of the shares offered hereunder.

The information incorporated by reference is an important part of this prospectus. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of any of these filings, orally or in writing, by contacting Peter A. Sampson, our Chief Financial Officer, at 4141 Sherbrooke Street West, Suite 410, Westmount, Quebec, Canada H3Z 1B8, telephone (514) 939-3477. Copies will be provided at no cost to you.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. We use words like "believe," "anticipate," "expect," "may," "will," "should," "plan," "estimate," "predict," "potential," "continue," and similar expressions to help identify these forward-looking statements. These statements are only predictions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risks we face described in "Risk Factors" and elsewhere in this prospectus.

     Forward-looking statements contained in this prospectus include, for example, statements concerning our plans to market the Nucleus product suite; plans for on-going research and development; our plans for funding our future capital requirements and the amounts of those capital requirements; developments with respect to market conditions and their impact on our existing or planned product offerings; our estimates of the investments required to realize the potential of the markets in which we operate and the manner in which we plan to finance those investments; our strategic goals; our planned product offerings and partnerships, our expectations about the availability of funds to meet our funding requirements on favorable terms; our expectations as to the timely and successful conclusion of negotiations regarding new credit facilities and the impact of those credit facilities on our financial condition; our expectations regarding the exchange rate for U.S. dollars and British pounds, the currencies in which our subsidiaries will generate revenue; and other discussions of our future plans and strategies, anticipated developments and other matters that involve predictions of future events.

     We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors described above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our shares, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition. These risks and uncertainties, some of which may be beyond our control, include the following:

     -    our ability to successfully market our products,

     -    our results of our ongoing research and development activities,

     - our ability to obtain debt or equity financing as needed and on favorable terms,

     - our ability to receive dividends and other inter-company cash flows from our subsidiaries,

     - political, economic, legal or regulatory changes that negatively affect our operations,

     - our ability to compete effectively in a rapidly evolving marketplace characterized by intense competition,

     -    our ability to attract and retain key personnel,

     -    the impact of technological changes,

     - the potential for equipment failure or the occurrence of a natural disaster, foreign exchange risks, and

     -    a change of control of Sand.

     This list is only an example of some of the risks, uncertainties and assumptions that may affect the forward-looking statements contained in this prospectus. Before you invest in our shares, you should carefully consider the information provided in the "Risk Factors" section and the other information in this prospectus. You should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition. Except as required by applicable laws, we do not intend to publish updates or revisions of any forward-looking statement we make to reflect new information, future events or otherwise.

                          ENFORCEMENT OF LEGAL PROCESS

     We are incorporated under the laws of Canada. A majority of our directors and officers and our independent chartered accountants named in this prospectus are non-residents of the United States. Most of our assets are located outside of the United States. As a result, it may be difficult for you to effect service of legal process within the United States upon those people who are not residents of the United States predicated upon civil liabilities under the federal securities laws of the United States. We have been advised by Lavery, de Billy, general partnership, our Canadian counsel, that (a) in Quebec, where our principal office is located and where our independent chartered accountants, as well as some of our officers and directors are domiciled, a Quebec court of competent jurisdiction will, other than in certain limited circumstances, recognize and declare enforceable a final and enforceable judgment of a United States court having jurisdiction as determined under the Civil Code of Quebec which declares such a liability of Sand or of any of our directors, officers or independent chartered accountants for a sum of money assessed as compensatory damages and which is sought to be enforced in Quebec; and (b) an original action predicated upon civil liabilities contemplated by the federal securities laws of the United States against Sand or our directors, officers or independent chartered accountants domiciled in Quebec could be instituted in Quebec, except where the exclusive jurisdiction of another court or arbitrator has been agreed upon by the parties, or the Quebec court, upon application of a party, declares jurisdiction on the ground that it considers the courts of another jurisdiction to be in a better position to decide the issue. Although we have been advised by counsel that, as a general rule, in any such original action, a Quebec court of competent jurisdiction would apply the law of the place where the injurious act occurred or the law of the place where the person who committed the injurious act should have foreseen that the damage would occur, counsel is unable to affirm that, in all circumstances, all provisions of the federal securities laws of the United States would be applied by the Quebec court.

                               SERVICE OF PROCESS

     We have irrevocably appointed our United States subsidiary, Sand Technology Systems, Inc., as our agent for service of process in any suit, action or proceeding with respect to the Class A common shares and for actions brought under the federal or state securities laws. Its address is 555 Woodbridge Towers, Route 1, South Iselin, New Jersey 08830 and its telephone number is
(732) 750-4848.

                             NOTE REGARDING CURRENCY

     Unless otherwise noted, financial information in this prospectus is expressed in Canadian dollars. The following table sets forth the high and low noon exchange rates, the average rates (average of the exchanges rates on the last day of each month during the period) and the end period rates for Canadian dollars, expressed in United States dollars (the number of Canadian dollars needed to purchase one United States dollar), during the indicated periods, as reported by the Federal Reserve Bank of New York.


 YEAR ENDED JULY 31
-------------------------------------------------------------------------------
                                1996       1997      1998     1999       2000
High..................         1.3822     1.3995    1.5112   1.5770     1.5079
Low...................         1.3285     1.3310    1.3713   1.4512     1.4350
Average...............         1.3612     1.3690    1.4336   1.5120     1.4726
Period End............         1.3747     1.3820    1.5112   1.5070     1.4880


On December 20, 2000, the inverse of the noon buying rate was US$0.6570 = $1.00.



                               RECENT DEVELOPMENTS

TERMINATION OF EQUITY LINE OF CREDIT

         We signed a heads of agreement dated November 6, 2000 with Ladenburg Thalmann & Co. Inc., Sundowner Investments Limited, and AMRO International S.A.. The agreement

         - provided for a final issuance of our Class A common shares under the equity line of credit provided by our common share purchase agreement with Sundowner Investments Limited and for the termination of the equity line of credit upon the closing of the Canadian private placement described below;


         - provided a mutual release of all obligations the parties had under the common share purchase agreement dated May 26, 2000 with Sundowner Investments Limited (which provided us with the equity line of credit), the common shares and warrants purchase agreement dated May 24, 2000 with AMRO International Limited (under which we issued 451,345 of our Class A common shares in a private placement transaction), and our engagement agreement with Ladenburg Thalmann & Co. Inc. and the termination of those agreements; and

         - provided for the payment to Ladenburg Thalmann & Co. Inc. of $250,000.

         We entered into the heads of agreement to terminate the restrictions in the agreements with Sundowner Investments Limited and Ladenburg Thalmann & Co. Inc. which was a condition to the completion of the Canadian private placement transaction described below.

CANADIAN PRIVATE PLACEMENT

         Pursuant to a letter agreement dated November 6, 2000 and a purchase agreement dated November 22, 2000, we have sold to the selling shareholders described in this prospectus (other than Nucleus International Corporation and Sprott Securities, Inc.) 2,900,000 Class A common shares for a purchase price of US$6.00 per share. Sprott Securities Inc. received a cash commission of US$1,044,000 and warrants to purchase 342,500 Class A common shares exercisable for a two year period at an exercise price of US$6.00 per share.

         Sprott Securities Inc. and the selling shareholders are entitled to customary indemnification from us for any losses or liabilities suffered by them based upon material misstatements or omissions from the registration statement or prospectus, except as they relate to information supplied by them to us for inclusion in the registration statement or prospectus.

         We have filed a registration statement, of which this prospectus forms a part, to permit the selling shareholders to resell the shares they purchased from us.

                                 USE OF PROCEEDS

     The proceeds from the sale of the Class A common shares will be received directly by the selling shareholders. We will not receive any of those proceeds. However, we will receive the proceeds, if any, from the exercise of the warrants granted to Sprott Securities Inc.

                              SELLING SHAREHOLDERS

     The Class A common shares offered under this prospectus are being sold for the account of the selling shareholders named in the following table. The table also contains information relating to the selling shareholders' beneficial ownership of our Class A common shares as of November 30, 2000, and as adjusted to give effect to the sale of the shares. To our knowledge, except for Lakeside Financial Services, the selling shareholders have not held any position or office and have not had any material relationship or material arrangement with us or any parties related to us within the past three years.

     The "Number of Shares to be Sold" and "Shares Owned After Offering" columns assume no sales are effected by the selling shareholders during the offering period other than those registered under this registration statement.



                                                                  Number of Shares
                                             Number of Shares      Issuable from       Number of
                                             Owned Prior to         Exercise of        Shares to       Shares Owned
Name of Selling Shareholder                     Offering              Warrants         be Sold(1)     After Offering
---------------------------                     --------              --------         ----------     --------------
 GGOF Investment Management Company            30,000                                    30,000              0

 London Life Insurance Company                 61,200                                    61,200              0

 The Great-West Life Assurance Company        138,800                                   138,800              0

 Galileo Investment Management, Inc.          330,000                                   330,000              0

 Fallingbrook Fund Ltd.                        17,000                                    17,000              0

 RT Capital Management Inc.                   185,000                                   185,000              0

 Vertex One Asset Management                   17,000                                    17,000              0

 AIG Global Investment Corp.                  110,000                                   110,000              0

 TD Asset Management Inc.                     250,000                                   250,000              0

 Royal Trust Corporation of Canada in         166,887                                   166,887              0
 Trust for Canadian Equity Growth Fund

 Royal Trust Corporation of Canada in          34,928                                    34,928              0
 Trust for Marquest Balanced Fund

 Royal Trust Corporation of Canada in          3,256                                      3,256              0
 Trust for Nadal Financial Corp. Equity
 Growth

 Royal Trust Corporation of Canada in          4,929                                      4,929              0
 Trust for Burnac Corp. Canadian Equity
 Growth

 CIBC Mellon Trust Co. as Trustee for         150,000                                   150,000              0
 Knight Bain Seath & Holbrook Cap CDN
 Fund

 Rosseau Limited Partnership                   75,000                                    75,000              0

 Working Ventures Canadian Fund, Inc.         304,000                                   204,000              0

 G. Mark Curry                                 35,000                                    35,000              0


 Casurina Limited Partnership                 190,000                                   190,000              0

 Synergy Asset Management Inc.                250,000                                   250,000              0

 J. Zechner Associates                         17,000                                    17,000              0

 O'Donnell Canadian Emerging Growth Fund      110,000                                   110,000              0

 Strategic Value Global Balanced RSP           50,000                                    50,000              0
 Fund

 Selecte Growth Fund                           72,000                                    72,000              0

 Montrusco Bolton Inv. Ltd.                    18,000                                    18,000              0

 Elliott and Page Generation Wave Fund         45,000                                    45,000              0

 Roland Keiper                                 17,500                                    17,500              0

 Brian Chapman                                 17,500                                    17,500              0

 YMG Capital Management Inc.                  200,000                                   200,000              0

 Sprott Securities Inc.                                        342,500                  342,500              0

 Lakeside Financial Srvices                   263,150                                   263,150              0



         The Class A common shares held by Lakeside Financial Services were acquired by it pursuant to a modification of a July 15, 1994 agreement we entered into with Nucleus International Corporation under which we acquired all of the rights in the Nucleus System software, hardware, and intellectual property. On July 31, 2000, Nucleus International Corporation agreed to modify the terms of our agreement by permitting us to defer the payment of US$350,038 until November 15, 2000 and by accepting 263,150 Class A common shares in lieu of future payments in the amount of US$1,250,000. We issued 263,150 Class A common shares to Lakeside Financial Services, a nominee of Nucleus international Corporation on July 31, 2000. George Wicker, a director of Sand, is the Chief Operating Officer and Secretary of Nucleus International Corporation and an officer, director and shareholder of Lakeside Financial Services.

         The warrants held by Sprott Securities Inc. were issued to it as part of its compensation for its services in the Canadian private placement described above.

                              PLAN OF DISTRIBUTION

     The selling shareholders and their pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in transactions on the NASDAQ National Market System or in privately negotiated transactions. Sales may be made at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices. The selling shareholders may also sell the shares under Rule 144 instead of under this prospectus if Rule 144 is available for those sales. If any Class A common shares are transferred to any pledgee or donee, such person will be named in a supplement to this prospectus as a selling shareholder.

     The transactions in the Class A common shares covered by this prospectus may be effected by one or more of the following methods:

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;

         - block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

         - negotiated transactions between selling shareholders and purchasers without a broker or dealer.

     The selling shareholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may also be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     As of the date of this prospectus, there is no agreement, arrangement or understanding between any broker or dealer and any of the selling shareholders with respect to the offer or sale of the common shares registered under this prospectus.

     We have advised the selling shareholders that during the time they are engaged in distributing shares covered by this prospectus, they must comply with the requirements of the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. Under those rules and regulations, they:

         - may not engage in any stabilization activity in connection with our securities;

         - must furnish each broker which offers common shares covered by this prospectus with the number of copies of this prospectus which are required by each broker; and

         - may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

     We have agreed to bear the expenses incident to the registration of the shares, other than selling discounts and commissions.



                            DESCRIPTION OF SECURITIES

     Our equity capital consists of two classes of stock - Class A common shares, without par value, and Class B shares, without par value. We are authorized to issue an unlimited number of Class A common shares. On December 20, 2000, we had issued and outstanding 13,137,427 Class A common shares and no Class B shares. On that date, there were additional 1,524,495 Class A common shares reserved for the following possible future issuances:

         - 589,995 Class A common shares upon exercise of warrants at a prices ranging from US$5.68 to US$10.00 per share; and

         - 934,500 Class A common shares upon exercise of options and similar arrangements held by directors, officers, employees and consultants at prices ranging from US$0.66 to US$8.63 per share.



         Our articles of incorporation authorize our board of directors to issue, at its discretion, an unlimited number of Class B shares. Our directors are entitled at any time to issue the Class B shares in series and to fix the rights, privileges, conditions and restrictions attaching to each series of Class B shares. Each series of Class B shares will rank on a parity with all other series of Class B shares and will have priority over Class A common shares for the payment of dividends and for the distribution of our assets upon our liquidation, dissolution, winding up, or upon any other distribution of our assets to our shareholders. In the event of our liquidation, dissolution, winding up or other distribution of our assets to our shareholders, the holders of the Class B shares will be entitled to receive the amount paid up of such shares and all accrued and unpaid dividends before any amount may be paid to the holders of Class A common shares.

     Subject to any prior rights of the holders of Class B shares, the holders of our Class A common shares are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available therefor.

     The holders of our Class A common shares are entitled to one vote for each Class A common share held at all meetings of our shareholders. Our board of directors has the authority to attach voting rights to the Class B shares. However, the voting rights of a Class B share cannot exceed those of a Class A common share. The CANADA BUSINESS CORPORATIONS ACT provides that the rights and provisions attached to any class of shares may not be modified, amended or varied unless consented to by special resolution passed by a majority of not less than two-thirds of the votes cast in person or by proxy by holders of shares of that class. Our By-laws provide that a quorum of shareholders is present at our annual or special meeting of shareholders, irrespective of the number of persons actually present at the meeting, if the holders of not less than ten per cent (10%) in number of the outstanding shares of Sand carrying voting rights are present in person or represented by proxy.

     There are no limitations on the right of non-resident or foreign owners to hold or vote our shares under Canadian legislation or our organizational documents. Under the CANADA BUSINESS CORPORATIONS ACT, a majority of our directors must be Canadian residents.

     We are a resident of Canada under the INCOME TAX ACT (Canada) and any dividends paid by us to non-residents of Canada are subject to withholding. The general rate of withholding tax on dividends paid by a company to non-residents is 25% unless reduced by tax treaty.

         Under the present Canada-United States Income Tax Convention (1980), as amended, if the non-resident does not carry on business in Canada through a permanent establishment or if our shares are not effectively connected with a permanent establishment, the rate of withholding tax is reduced to:

         - 5% if the beneficial owner is a company residing in the United States which owns at least 10% of our voting stock; and

         -    15% in all other cases.


     Upon consummation of this offering, our executive officers and directors, together with entities affiliated with such individuals, will beneficially own approximately 25.8% of our Class A common shares. Arthur G. Ritchie, our Chairman of the Board, President and Chief Executive Officer and a director of Sand, will beneficially own approximately 15.2% of Sand's Class A common shares, and his wife, Susan Waxman will beneficially own approximately 0.6% of Sand's Class A common shares. Jerome Shattner, President of one of our United States subsidiaries, will beneficially own approximately 7.8% of our Class A common shares. These shareholders may, as a practical matter, continue to be able to control the election of a majority of Sand's directors and the determination of all corporate actions after this offering. This concentration of ownership could have the effect of delaying or preventing a change in control of Sand.

                                  LEGAL MATTERS

     The validity of the Class A common shares offered in this prospectus will be passed upon for us by Lavery, de Billy, General Partnership, Montreal, Quebec, Canada. Georges Dube, a partner in Lavery, de Billy, is the Corporate Secretary of Sand and beneficially owns 19,000 Class A common shares.

                                     EXPERTS


     The consolidated financial statements, including the related notes to those statements, as of, and for the fiscal years ended July 31, 2000, 1999 and 1998 have been incorporated by reference in this prospectus and elsewhere in the registration statement in reliance on the report of Deloitte & Touche, independent chartered accountants, and upon the authority of said firm as experts in accounting and auditing.

     The Reconciliation of Financial Statements to United States Generally Accepted Accounting Principles in Accordance with Item 18 of Form 20-F has been included herein in reliance upon the report of Deloitte & Touche, independent chartered accountants, appearing below, and upon the authority of said firm as experts in accounting and auditing.

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                              CLASS A COMMON SHARES

                              SAND TECHNOLOGY INC.

                                   PROSPECTUS

                               December 21, 2000